Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Douglas A. Shumate	Mary Catherine R. Bassett
Chief Financial Officer	Director, Communications
ITC^DeltaCom, Inc.	ITC^DeltaCom, Inc.
706-385-8189	706-385-8104
dshumate@itcdeltacom.com	mbassett@itcdeltacom.com

ITC^DELTACOM COMMON STOCK TO RESUME TRADING ON THE NASDAQ NATIONAL

MARKETSM ON FRIDAY, MARCH 5, 2004

WEST POINT, Ga.—(March 5, 2004)—ITC^DeltaCom, Inc. (NASDAQ/NM: ITCD) today announced it expects its stock to resume trading on The NASDAQ National MarketSM at the beginning of trading today, Friday, March 5, 2004, under the symbol (NASDAQ/NM: ITCD).

“Regaining our trading status on the NASDAQ National Market is a significant achievement for ITC^DeltaCom,” said Larry Williams, ITC^DeltaCom chairman and chief executive officer. “This milestone further demonstrates the progress we have made over the last 12 months, and enhances our credibility in the investment community. We are very pleased our successes have been recognized by NASDAQ, and look forward to future growth opportunities in 2004.”

The NASDAQ National Market listing is subject to compliance with NASDAQ’s minimum bid price requirement and other NASDAQ marketplace rules.

ABOUT ITC^DELTACOM

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has an owned and operated fiber optic network spanning approximately 14,500 route miles and offers a comprehensive suite of voice, data and Internet services, including local, long distance, data, broadband, colocation and Web hosting services. The Company operates approximately 26 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.